JKMILNE ASSET MANAGEMENT SUBADVISORY AGREEMENT WITH TRIUMPH ALTERNATIVES, LLC

THIS AGREEMENT ("Agreement") is made and entered into as of the 15th day of February, 2013, by and between Triumph Alternatives, LLC, (the "Adviser"), a Delaware limited liability company registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act") located at 316 Sixth Avenue, Suite 100, LaGrange, Illinois 60525, and Milne LLC, d/b/a JKMilne Asset Management (the "Subadviser"), a Delaware limited liability company registered under the Advisers Act, with respect to each Fund listed on Schedule A hereto (each a "Fund"), each of which is a series of the NORTHERN LIGHTS FUND TRUST III, a Delaware statutory trust (the "Trust").

WITNESSETH:

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the "SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, the Adviser has, pursuant to an Investment Advisory Agreement with the Trust dated as of February 15, 2013, as amended (the "Advisory Agreement"), been retained to act as investment adviser for each Fund;

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Adviser desires to retain Subadviser to assist it in the provision of a continuous investment program for that portion of each Fund's assets that the Adviser will assign to the Subadviser, and Subadviser is willing to render such services subject to the terms and conditions set forth in this Agreement,

NOW, THEREFORE, the parties, intending to be legally bound, do mutually agree and promise as follows with respect to each Fund:

1. Appointment as Subadviser. The Adviser hereby appoints the Subadviser to act as subadviser under this Agreement with respect to that portion of each Fund allocated to the Subadviser by the Adviser from time to time (the "Allocated Assets") for the period set forth in this Agreement, subject to the general supervision of the Adviser and the Board of Trustees of the Trust ("Board") and subject to the terms of this

Agreement. The Subadviser hereby accepts such appointment. In such capacity, the Subadviser shall be responsible for the investment management, on a discretionary basis and without prior consultation, of the Allocated Assets. The Subadviser shall exercise its best judgment in rendering its services in accordance with the terms of this Agreement. The Adviser shall exercise its best judgment in rendering its obligations in accordance with the terms of this Agreement.

Unless otherwise agreed in writing by the Subadviser, the Adviser agrees that the Allocated Assets shall be invested in investments comprising the fixed income portion of each Fund's portfolio. The Subadviser will have no responsibilities for any other portfolio activities of the Adviser or the Fund beyond the fixed income portion of the Allocated Assets. The Subadviser will have no responsibilities over the selection of investments related to commodity pools, commodity trading or foreign exchange trading which will be through the Fund's controlled foreign corporate subsidiary.

It is recognized that the Subadviser and certain of its affiliates may act as investment adviser to one or more other investment companies and other managed accounts or clients and that the Adviser and the Trust do not object to such activities.

2. Duties of Subadviser.

(a) Investments. Subject to the supervision of the Board and the Adviser, the Subadviser is hereby authorized and directed to regularly provide each Fund, with respect to the Allocated Assets, with investment research, advice, management and supervision and to furnish a continuous investment program for the Allocated Assets consistent with the Fund's investment objectives, policies and procedures applicable to such Fund's fixed income portfolio, as stated in such Fund's current Prospectus and Statement of Additional Information ("SAI"), and any updates or supplements thereto, and subject to such other restrictions and limitations as directed by the officers of the Adviser or the Trust by notice in writing to the Subadviser. The Adviser agrees to provide the Subadviser with such assistance as may be reasonably requested from time to time by the Subadviser in connection with the Subadviser's activities under this Agreement, including, without limitation, providing information concerning each applicable Fund, the funds available, or to become available, for inclusion in the Allocated Assets and for investment by the Subadviser and generally as to the condition of each Fund's and the Trust's affairs.

(b) Compliance with Applicable Law and Governing Documents. The Subadviser shall, with respect to the Allocated Assets, determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by each Fund and what portion of the Allocated Assets will be held in the various securities and other investments in which such Fund invests, and shall implement those decisions, all subject to the provisions of the Trust's Declaration of Trust and By-

Laws (collectively, the "Governing Documents"), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the "SEC"), interpretive guidance issued thereunder by the SEC staff and any other applicable federal and state law, as well as the investment objectives, policies and restrictions of such Fund referred to above, any written instructions and directions of the Board or the Adviser to the Subadviser from time to time, and any other specific policies adopted by the Board and disclosed to the Subadviser, and in compliance with requirements of Subchapter M under the Internal Revenue Code of 1986, as amended (the "Code"). Without limiting the preceding sentence, the Adviser promptly shall notify the Subadviser as to any act or omission of the Subadviser hereunder that the Adviser reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust's Governing Documents, the Prospectus and the SAI, the instructions and directions received from the Adviser or the Board, the 1940 Act, the Code, and all other applicable federal and state laws and regulations. Notwithstanding the foregoing, the Adviser shall remain responsible for ensuring each Fund's overall compliance with the 1940 Act, the Code and all other applicable federal and state laws and regulations and the Subadviser is only obligated to comply with this subsection (b) with respect to the Allocated Assets. The Adviser timely will provide the Subadviser copies of any financial statements or reports made by any Fund to its shareholders, and any further materials or information that the Subadviser may reasonably request to enable it to perform its functions under this Agreement.

The Adviser shall comply with the terms of the Advisory Agreement and shall perform quarterly and annual tax compliance tests to ensure that each Fund is in compliance with Subchapter M of the Code and any other applicable diversification requirements. As required above, the Subadviser shall be responsible for investing the Allocated Assets in compliance with Subchapter M of the Code, but shall have no responsibility for the overall compliance of the Fund with Subchapter M of the Code. In this regard, subject to the preceding sentence, the Adviser acknowledges that the Subadviser shall rely completely upon the Adviser's determination of whether and to what extent a Fund is in compliance with Subchapter M of the Code and any other applicable diversification requirements and that the Subadviser has no separate and independent responsibility to test the Fund for such compliance. In connection with such compliance tests, the Adviser shall inform the Subadviser at least ten (10) business days prior to a calendar quarter end if the Allocated Assets are out of compliance with the diversification requirements under Subchapter M or otherwise. If the Adviser notifies the Subadviser that the Allocated Assets are not in compliance with such requirements noted above, the Subadviser will take prompt action to bring the Allocated Assets back into compliance within the time permitted under the Code.

The Adviser will provide the Subadviser with reasonable advance notice of any

restrictions or limitations applicable to the Allocated Assets imposed by the Adviser, the Board or any officer of the Trust or Fund, and of any change in each applicable Fund's investment objectives, policies and restrictions as stated in the Prospectus and SAI, or any amendment or supplement thereto, and the Subadviser shall, in the performance of its duties and obligations under this Agreement, manage the Allocated Assets consistent with such restrictions, limitations, and changes, provided that the Subadviser has received prompt notice of the effectiveness of such restrictions, limitations or changes from the Trust or the Adviser. The Subadviser shall have a reasonable time (but in no event more time that permitted by applicable law) to implement any such restriction, limitation or change. If the Subadviser receives notice of any such restrictions, limitations or changes, and the Subadviser determines that the Subadviser cannot comply with any such restrictions, limitations or changes, the Subadviser will promptly notify the Adviser and the Trust. If Subadviser provides such a notice to the Adviser and the Trust, the Subadviser shall not be required to comply with any such restriction, limitation or change that is the subject of such notice and this Agreement may be terminated in accordance with Section 13(b)(i) of this Agreement.

The Subadviser shall have no liability in connection with the Prospectus and SAI of the Fund, and Registration Statement of the Trust, except as to the accuracy of information furnished in writing by the Subadviser to the Adviser or the Trust specifically for inclusion in the Prospectus and SAI or the Trust's Registration Statement. The Subadviser hereby agrees to provide to the Adviser and the Trust in a timely manner such information relating to the Subadviser and its relationship to, and actions for, the Trust as may be reasonably requested by the Adviser or the Trust to be included in the Prospectus or SAI, or in the Trust's Registration Statement on Form N-1A, and any amendments or supplements thereto.

The Subadviser's responsibility for providing investment research, advice, management and supervision to each Fund is limited to that discrete portion of each Fund represented by the Allocated Assets and the Subadviser is prohibited from directly or indirectly consulting with any other subadviser for a portion of such Fund's assets concerning transactions in securities or other assets for such Fund to the extent that such consultation would preclude the availability of Rule 10f-3 under the 1940 Act (or contravene, as applicable, the requirements of Rule 10f-3(a)(5)). Adviser shall initially provide the Subadviser with a notice specifying the names of each other subadviser to each Fund, and, if any subadviser to a Fund is added or changes, with a notice specifying the new subadviser or the changes to a Fund's other subadvisers. The Subadviser is authorized as the agent of the Trust to give instructions with respect to the Allocated Assets to the custodian of each Fund as to deliveries of securities and other investments and payments of cash for the account of each Fund.

(c) Brokerage. The Subadviser will place orders pursuant to its investment determinations for each Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, or other intermediary (collectively, "brokers or dealers") selected by the Subadviser. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to a Fund and/or the other accounts over which the Subadviser or its affiliates exercise investment discretion. The Subadviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Subadviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict the Subadviser's authority regarding the execution of a Fund's portfolio transactions provided herein, and Adviser shall promptly provide copies of the policies and procedures to Subadviser.

Pursuant to the Advisory Agreement, the Fund authorizes any entity or person associated with the Subadviser that is a member of a national securities exchange, to effect any transaction on the exchange for the account of the Trust that is permitted by Section 11(a) of the Securities Exchange Act of 1934 and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv) provided the transaction complies with the Trust's Rule 17e-1 policies and procedures.

(d) Attorney-in-Fact. Subject to any other written instructions of the Adviser or the Board, the Subadviser is hereby appointed as the Adviser's Fund's and the Trust's attorney-in-fact for the limited purposes of executing account and security transaction agreements, instruments and other documents as Subadviser may be requested by brokers or dealers or other counterparties or persons in connection with Subadviser's management of the Allocated Assets. The Subadviser agrees to provide the Adviser and the Trust with copies of such agreements, instruments or other documents executed on behalf of the Adviser or the Trust. Upon Subadviser's reasonable request, one or more stand-alone powers of attorney, which shall be acceptable to the Subadviser, Trust and Adviser, shall be executed and delivered by the Adviser and/or the Trust.

(e) Voting of Proxies. Unless Subadviser otherwise agrees in writing, Subadviser shall have no responsibility for voting proxies or acting in respect of any corporate actions with respect to any investments purchased using or included within the Allocated Assets. If Subadviser receives any proxy or corporate action relating to any such investments, Subadviser shall endeavor to promptly forward such proxy or corporate action to Adviser.

(f) Assistance with Pricing Information. The Subadviser will monitor the security valuations of the Allocated Assets. If the Subadviser believes that the Fund's carrying value for a security does not fairly represent the price that reasonably likely could be obtained for the security in a current market transaction, the Subadviser will notify the Adviser promptly. In addition, the Subadviser will be available to consult with the Adviser in the event of a pricing problem and to participate via telephone conference (unless otherwise agreed by Subadviser) in the Trust's valuation meetings. It is acknowledged that the Subadviser is not a pricing agent for the Trust or any Fund, and that Subadviser shall not be required to disclose any information regarding the price of any investment to the extent such disclosure would involve non-public material information or be otherwise prohibited by applicable law or confidentiality obligation.

3. Books and Records. The Subadviser shall maintain separate detailed records as are required by applicable laws and regulations of all matters hereunder pertaining to the Allocated Assets (the "Fund's Records"), including, without limitation, brokerage and other records of all securities transactions. The Subadviser acknowledges that each Fund's Records are property of the Trust; except to the extent that the Subadviser is required to maintain the Fund's Records under the Advisers Act or other applicable law and except that the Subadviser, at its own expense, is entitled to make and keep a copy of the Fund's Records for its internal files. Each Fund's Records shall be available to the Adviser or the Trust at any time upon reasonable request during normal business hours and shall be available for telecopying promptly to the Adviser during any day that the Fund is open for business as set forth in the Prospectus.

4. Independent Contractor. In the performance of its services hereunder, the Subadviser is and shall be an independent contractor and unless otherwise expressly provided herein (*e.g.*, Section 2(d) above) or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Adviser in any way or otherwise be deemed an agent of a Fund, the Trust or the Adviser.

5. Expenses. During the term of this Agreement, Subadviser will pay all expenses incurred by Subadviser in connection with its activities under this Agreement. The Subadviser shall, at its sole expense, employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Subadviser shall not be responsible for the Trust's, the Funds' or Adviser's expenses, which shall include, but not be limited to, the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for a Fund and any losses incurred in connection therewith, expenses of holding or carrying Allocated Assets, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Allocated Assets, organizational and offering expenses (which include, but are not limited to, out-of-pocket expenses, but not overhead or employee costs of the Subadviser); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Funds' custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the SEC; expenses of registering or qualifying securities of each Fund for sale in the various states; freight and other charges in connection with the shipment of each Fund's portfolio securities; fees and expenses of non-interested Trustees; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses. The Trust or the Adviser, as the case may be, shall reimburse the Subadviser for any expenses of a Fund or the Adviser as may be reasonably incurred by such Subadviser on behalf of a Fund or the Adviser. The Subadviser shall keep and supply to the Trust and the Adviser reasonable records of all such expenses.

6. Investment Analysis and Commentary. The Subadviser will provide quarterly performance analysis and market commentary (the "Investment Report") during the term of this Agreement to the Trust and the Adviser. The Investment Reports are due within 10 days after the end of each quarter. In addition, interim Investment Reports shall be issued at such times as may be mutually agreed upon by the Adviser and

Subadviser; provided however, that any such interim Investment Report will be due within 10 days after the end of the month in which this Agreement is entered into between the Adviser and Subadviser. The subject of each Investment Report shall be mutually agreed upon. The Adviser is freely able to publicly distribute the Investment Report. In addition, the Subadviser shall prepare and furnish to the Trust and the Adviser such reports, statistical data and other information in such form and at such intervals as the Trust and Subadviser may reasonably agree.

7. Code of Ethics. The Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust and the Adviser with a copy of the code and reasonable evidence of its adoption. The Subadviser will provide to the Board at least annually a written report that describes any material instances of noncompliance arising under such code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Subadviser has adopted procedures reasonably designed to prevent "access persons" (as that term is defined in Rule 17j-1) from violating the code.

8. Compensation. As compensation for the services performed by the Subadviser, the Adviser shall pay the Subadviser out of the advisory fee it receives with respect to the Fund, and only to the extent thereof, as promptly as possible after the last day of each month (but in no event more than the thirtieth (30th) day following the last day of each month), a fee, computed daily, paid monthly and based on the average daily net assets of the Fund comprising the Allocated Assets over such month, at an annual rate set forth opposite the Fund's name on Schedule A hereto. If this Agreement is terminated as of any date not the last day of a month, such fee shall be paid as promptly as possible after such date of termination (but in no event more than the thirtieth (30) day following such date of termination), but shall be based on the average daily net assets of the Fund comprising the Allocated Assets, over that period from the beginning of such month to such date of termination. The average daily net assets of the Fund, or portion thereof comprising the Allocated Assets, shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as stated in a Fund's then-current Prospectus or as may be determined by the Board for such Fund. The value of the net assets of a Fund, and of the average daily net assets of the Fund, shall be the value of the Fund's net assets as determined by the Fund's custodian in accordance with the Fund's valuation policies and procedures. Adviser agrees to provide (or cause to be provided) to Subadviser any books and records reasonably required for the Subadviser to review the amount of its fees under this Section 8. The Subadviser shall have the right to reasonably dispute the amount or calculation of its monthly fees under this Section 8 by providing Adviser with a notice of dispute within sixty (60) days after Subadviser's receipt of such monthly fees.

9. Representations and Warranties of Subadviser. The Subadviser represents and warrants to the Adviser and the Trust as follows:

(a) The Subadviser is registered as an investment adviser under the Advisers Act;

(b) The Subadviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder;

(c) The execution, delivery and performance by the Subadviser of this Agreement are within the Subadviser's powers and have been duly authorized by all necessary actions of its managers or members, and no action by, or in respect of, or filing by Subadviser with, any governmental body, agency or official is required on the part of the Subadviser for execution, delivery and performance by the Subadviser of this Agreement, and the execution, delivery and performance by the Subadviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Subadviser's governing documents, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Subadviser;

(d) This Agreement is a valid and binding obligation of Subadviser, enforceable against Subadviser in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium or similar laws affecting creditor rights generally, general principles of equity or public policy; and

(e) The Form ADV of the Subadviser provided to the Adviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Subadviser, and/or that part or parts provided to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Moreover, the Subadviser's policies and procedures comply in all material respects with the 1940 Act, the Advisers Act and other applicable law. The information contained in all of the collateral performance and operating materials supplied in writing by the Subadviser to the Adviser and its representatives reflecting the Subadviser's clients, strategies and performance, which Adviser has relied upon in connection with entering into this Agreement and which are incorporated by reference into a Fund's Registration Statement, Prospectus and SAI that have been provided to Subadviser for review, and any statement concerning Subadviser in any Registration Statement,

Prospectus and SAI of a Fund that have been provided to Subadviser for review, is accurate and complete in all material respects, and does not omit to state any material fact necessary in order to make the information or statement, , in light of the circumstances under which it was provided or made, not misleading;

10. Representations and Warranties of Adviser. The Adviser represents and warrants to the Subadviser as follows:

(a) The Adviser is registered as an investment adviser under the Advisers Act, and has been retained to act as the investment adviser for each Fund pursuant to the Advisory Agreement; the Trust is registered with the SEC as an open-end management investment company under the 1940 Act, and the shares of the Trust are registered under the Securities Act of 1933 ("Securities Act") and applicable state blue sky laws;

(b) The Adviser is a limited liability company duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted hereunder; the Trust is a statutory trust duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted in its Registration Statement on Form N-1A; each Fund is a duly designated series of the Trust with the power to own and possess its assets and carry on its business as it is now being conducted and as proposed to be conducted in its Prospectus and SAI;

(c) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized by all necessary action on the part of its directors or shareholders, and no action by, or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a violation of, or a material default under, (i) any provision of applicable law, rule or regulation, (ii) the Adviser's governing documents, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser. The Adviser is duly authorized under the Advisory Agreement to enter into this Agreement, engage Subadviser to perform its obligations and services as contemplated in this Agreement, and delegate and grant the power and authority to Subadviser as contemplated in this Agreement; the Advisory Agreement and this Agreement have been approved by the Board and, as required under the 1940 Act, the shareholders of each Fund, and Adviser has provided Subadviser with reasonable evidence of such Board and, as necessary, shareholder approval. The execution, delivery and performance of this Agreement do not contravene or constitute a material violation

of, or a material default under, (i) any provision of applicable law, rule or regulation applicable to the Trust or any Fund, (ii) the Trust's Governing Documents and Registration Statement on Form N-1A or any Fund's Prospectus and SAI, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Trust or any Fund;

(d) This Agreement is a valid and binding obligation of Adviser, enforceable against Adviser in accordance with its terms, except as such enforceability may be limited by bankruptcy, moratorium or similar laws affecting creditor rights generally, general principles of equity or public policy; and

(e) The Form ADV of the Adviser provided to the Subadviser and the Trust is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of the Adviser, and/or that part or parts provided to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; the Adviser's policies and procedures comply in all material respects with the 1940 Act, the Advisers Act and other applicable law; the Trust's, and each Fund's, policies and procedures, and the Trust's Registration Statement on Form N-1A and each Fund's Prospectus and SAI (except with respect to material information furnished in writing by the Subadviser to the Trust or to the Adviser specifically for inclusion in such Registration Statement or any such Prospectus or SAI), comply in all material respects with the 1940 Act, the Advisers Act and other applicable law; the information contained in such Registration Statement and all such Prospectuses and SAIs (except for material information furnished in writing by the Subadviser to the Trust or to the Adviser specifically for inclusion in such Registration Statement or any such Prospectus or SAI) is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which there were made, not misleading;

(f) The Adviser acknowledges that it received a copy of the Subadviser's Form ADV prior to the execution of this Agreement; and

11. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Subadviser and the Adviser pursuant to Sections 8 and 9, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties is no longer true or accurate in all material effects.

12. Liability and Indemnification.

(a) Liability. Notwithstanding any other provision of this Agreement, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Subadviser or a reckless disregard of the Subadviser's duties hereunder by the Subadviser, the Subadviser, each of its affiliates ("Affiliates"), and all the respective members, shareholders, managers, directors, officers, employees, agents and other representatives ("Representatives") of the Subadviser and its Affiliates, and each person or entity, if any, who within the meaning of the Securities Act controls the Subadviser ("Controlling Persons"), if any, shall not be liable, or subject to any expenses, to the Adviser, the Trust or their respective Affiliates, or any Representative of any of them, or any Fund or any Fund's shareholders, or any other person or entity under this Agreement, for any error of judgment, loss or other action or omission under, relating to or arising with respect to this Agreement or any action, omission or services made, taken or performed by Subadviser pursuant to this Agreement, including without limitation for any losses that may be sustained in the purchase, holding or sale of Allocated Assets.

Except as set forth in Section 11(c) below, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Adviser or a reckless disregard of the Adviser's duties hereunder by the Adviser, the Adviser, each of its Affiliates, and all of the Representatives of the Adviser and its Affiliates, and each of the Adviser's Controlling Persons, if any, shall not be liable, or subject to any expenses, to the Subadviser, for any error of judgment, loss or other action or omission under, relating to or arising with respect to this Agreement or any action, omission or services made, taken or performed by Adviser pursuant to this Agreement, including without limitation for any losses that may be sustained in the purchase, holding or sale of Allocated Assets.

Notwithstanding the foregoing, nothing herein shall relieve the Adviser and the Subadviser from any of their obligations under applicable law, including, without limitation, the federal and state securities laws. Securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of such rights which the Adviser, the Subadviser, the Trust or the Fund may have under such securities laws.

(b) Indemnification. The Subadviser shall indemnify the Adviser, the Trust and each Fund, and their respective Affiliates, Representatives, and Controlling Persons for any liability, damages, costs and expenses, including without limitation reasonable attorneys' fees and expenses, which the Adviser, the Trust and/or the Fund and their respective Affiliates, Representatives and Controlling Persons sustain or suffer as a result of (i) a breach of a representation or warranty of Subadviser under this Agreement, or (ii) the Subadviser's willful misfeasance, bad faith, gross negligence, reckless

disregard of the Subadviser's duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws. Unless otherwise obligated under applicable law, the Subadviser shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

The Adviser shall indemnify the Subadviser, its Affiliates, the Representatives of any of them, and Subadviser's Controlling Persons, for any liability, damages, costs and expenses, including without limitation reasonable attorneys' fees and expenses, which the Subadviser, its Affiliates, the Representatives of any of them, or Subadviser's Controlling Persons sustain or suffer as a result of (i) a breach of a representation or warranty of Adviser under this Agreement, or (ii) the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of the Adviser's duties hereunder or violation of applicable law, including, without limitation, the federal and state securities laws. Unless otherwise obligated under applicable law, the Adviser shall not be liable for indirect, punitive, special or consequential damages arising out of this Agreement.

(c) The Subadviser shall not be liable to the Adviser for acts of the Subadviser that result from acts of the Adviser, including, but not limited to, a failure of the Adviser to provide accurate and current information with respect to any records maintained by the Adviser, which records are not also maintained by or otherwise available to the Subadviser upon reasonable request.

13. Duration and Termination.

(a) Duration. With respect to each Fund, the term of this Agreement shall begin as of the later of the date and year upon which the Fund commences investment operations or the date of this Agreement, and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years. Thereafter, this Agreement shall continue in effect with respect to each Fund from year to year, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance with respect to a Fund is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust as required under the 1940 Act; and provided, further, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto. The Subadviser shall furnish to the Trust or to the Adviser, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

(b) Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time with respect to one or more Funds, without payment of any penalty:

(i) By vote of the Trust's Board, including the vote or written consent of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto, or by "vote of a majority of the outstanding voting securities" of the Fund (as defined in the 1940 Act), or by the Adviser, in each case, upon not more than 60 days' prior written notice to the Subadviser;

(ii) By any party hereto upon prior written notice to the other party in the event of a breach of any provision of this Agreement by the other party if the breach is not cured within 30 days after notice of the breach is received by the allegedly breaching party; or

(iii) By the Subadviser upon 60 days' prior written notice to the Adviser and the Trust.

(c) This Agreement shall not be assigned (as such term is defined in the 1940 Act) and shall terminate automatically in the event of its assignment or upon the termination of the Advisory Agreement.

14. Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement. Nothing contained in this Agreement shall obligate the Adviser to provide any funding or other support for the purpose of directly or indirectly promoting investments in a Fund.

15. Reference to Adviser and Subadviser.

(a) The Subadviser grants, subject to the conditions below, the Adviser non-exclusive rights to use, display and promote the name, trademarks, logos and other proprietary designations of the Subadviser in conjunction with any activity associated with the Funds. In addition, the Adviser may promote the identity of and services provided by the Subadviser to the Adviser, which references shall not differ in substance from those included in any Fund's Prospectus or SAI and this Agreement, in any advertising or promotional materials. The Adviser shall protect the goodwill and reputation of the Subadviser in connection with marketing and promotion of the Funds, and agrees to comply, and to cause the Trust and Fund to comply, with any reasonable written guidelines relating to the use of Subadviser's name, trademarks, logos or other proprietary designations that Subadviser may provide to the Adviser from time to time. The Adviser shall submit to the Subadviser for its review and approval all such public informational materials relating to the Funds that refer to any recognizable variant or any name, trademark, logo or other proprietary designation of the Subadviser. Approval shall not be unreasonably withheld by the Subadviser and notice of approval or disapproval will be provided promptly and in any event within seven (7) business days. Subsequent advertising or promotional materials having substantially the same form as previously approved by the Subadviser may be used by the Adviser without obtaining the Subadviser's consent unless such consent is withdrawn in writing by the Subadviser. The Adviser hereby agrees to use reasonable efforts to cause any Affiliate or Representative of the Adviser, and the Trust and each Fund, to comply with the foregoing obligations.

(b) Neither the Subadviser nor any Affiliate or Representative of Subadviser shall make reference to or use the name of the Adviser or any of its Affiliates, or any of their clients, except references concerning the identity of and services provided by the Adviser to the Funds or by the Subadviser to the Funds or Adviser, which references shall not differ in substance from those included in any Fund's Prospectus or SAI and this Agreement, in any advertising or promotional materials without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed and notice of approval or disapproval will be provided promptly and in any event within seven (7) business days. The Subadviser hereby agrees to make all reasonable efforts to cause any Affiliate or Representative of the Subadviser to satisfy the foregoing obligations. Notwithstanding the foregoing, and for the avoidance of doubt, Subadviser may make reference to or use the name of the Adviser, its Affiliates, the Trust and the Fund in any required disclosures without prior consent so long as such reference or use does not differ in substance from those included in any Fund's Prospectus or SAI or this Agreement.

16. Amendment. This Agreement only may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust's Board or by a vote of a majority of the outstanding voting securities of a Fund (as required by the 1940 Act), and (b) the vote of a majority of those Trustees of the Trust who are not "interested persons" of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

17. Confidentiality. Subject to the duties of the Adviser, the Trust and the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential and shall not disclose any and all information pertaining to the other party or the Trust and Funds and the actions of the other party and the Funds in respect thereof; except to the extent:

(a) Authorized. The Adviser, Subadviser or the Trust (as applicable) has authorized such disclosure;

(b) Court or Regulatory Authority. Disclosure of such information is expressly required or requested by a court or other tribunal of competent jurisdiction or applicable federal or state regulatory or taxing authorities;

(c) Publicly Known Without Breach. Such information becomes known to the general public without a breach of this Agreement or a similar confidentiality/nondisclosure agreement regarding such information that was known to the disclosing party;

(d) Already Known. Such information already was known by the party

receiving such information in connection with this Agreement prior to the date hereof;

(e) Received From Third Party. Such information was or is hereafter rightfully received by a party from a third party (expressly excluding the Funds' custodian, prime broker and administrator) without restriction on its disclosure and without breach of this Agreement or of a similar confidentiality/nondisclosure agreement regarding such information that was known to the disclosing party; or

(f) Independently Developed. The party receiving such information in connection with this Agreement independently developed such information.

In addition, the Subadviser and its officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of a Fund, as a result of disclosing a Fund's portfolio holdings. The Subadviser agrees, consistent with its Code of Ethics that neither the Subadviser nor its managers, officers, or employees may engage in personal securities transactions based on non-public information about a Fund's portfolio holdings.

18. Notice. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be in writing, delivered, or mailed postpaid to the other parties, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

If to the Subadviser:	If to the Adviser:
Name: John K. Milne Title: Chief Executive Officer Address: 1520 Royal Palm Square Boulevard Suite 210 Fort Myers, FLA 33919 Phone: 239-936-3430 Fax: 239-936-3391 Email: jmilne@jkmilne.com	Name: Paul J. Devitt Title: Sole Member of Manager Address: 316 Sixth Avenue LaGrange, IL 60525 Phone: 312-961-6830 Email: pdevitt@comcast.net

19. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which shall together constitute one and the same instrument.

21. Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, "interested person," "affiliated person," and "assignment" shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC.

22. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

23. Severability. If any provision of this Agreement shall be held or made invalid by a court decision or applicable law, the remainder of the Agreement shall not be affected adversely and shall remain in full force and effect.

24. Entire Agreement; No Third Party Beneficiaries. This Agreement, together with all schedules, attachments and appendices, contains the entire understanding and agreement of the parties with respect to the subject matter hereof, and supersedes any prior understandings, discussions or agreements between the parties with respect to the subject matter hereof. This Agreement shall inure to the benefit of the parties to this Agreement. Except for the Trust, the Funds, the parties' Affiliates, and the parties' Representatives and Control Persons, there are no intended third party beneficiaries of this Agreement (including, without limitation, any shareholder of any Fund).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISER
TRIUMPH ALTERNATIVES, LLC

By: ______________________

Name: Quiet Light Advisors, LLC
Its: Manager
By: Paul J. Devitt
Its:: Managing Member

SUBADVISER
MILNE LLC,
d/b/a JKMilne Asset Management

By: ______________________
Name: John K. Milne
Title: Chief Executive Officer

SUB-ADVISORY AGREEMENT
Between Triumph Alternatives, LLC (the "Adviser"),
and Milne LLC, d/b/a JKMilne Asset Management ("Subadviser")

SCHEDULE A

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL SUB-ADVISORY FEE AS A % OF AVERAGE DAILY NET ASSETS OF THE FUND
Discretionary Managed Futures Strategy Fund	0.20% (20 Basis Points)